Exhibit 23.8

Consent of Centerview Partners LLC

The Board of Directors

Entercom Communications Corp.

401 East City Avenue, Suite 809

Bala Cynwyd, PA 19004

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 2, 2017, to the Board of Directors of Entercom Communications Corp. (“Entercom”), as Annex A-2 to, and reference to such opinion letter under the headings “Background of the Transactions”, “Entercom’s Reasons for the Transactions”, “Summary—Opinions of Entercom’s Financial Advisors—Opinion of Centerview Partners LLC”, and “The Transactions—Opinions of Entercom’s Financial Advisors—Opinion of Centerview Partners LLC” in the prospectus relating to the proposed transaction involving Entercom and CBS Radio Inc. (“CBS Radio”), which prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-1 and Form S-4 of CBS Radio (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

May 30, 2017